Exhibit 99.1

UNIVERSAL HOSPITAL SERVICES ANNOUNCES TENDER OFFER AND CONSENT SOLICITATION FOR ITS 10 ¼% SENIOR NOTES DUE 2008

BLOOMINGTON, Minn., September 25, 2003—Universal Hospital Services, Inc. (“UHS”) today announced that on September 24, 2003 it commenced a cash tender offer for all $135,000,000 outstanding principal amount of its 10 ¼% Senior Notes due 2008 (CUSIP Nos. 91359LAC3 and 91359LAF6). In connection with the tender offer, UHS is soliciting holders to consent to proposed amendments to the indenture governing the notes, which will eliminate substantially all of the restrictive covenants, certain related events of default and certain other terms.

The tender offer will expire at 12:01 a.m. New York City time, on Thursday, October 23, 2003, unless extended or earlier terminated (as that date may be extended, the “Expiration Time”). Holders who validly tender their notes prior to 5:00 p.m., New York City time, on October 7, 2003 (as that date may be extended, the “Consent Payment Deadline”), will receive total consideration of $1,051.25 per $1,000 principal amount of notes tendered. The total consideration is the sum of a tender offer price of $1,031.25 per $1,000 principal amount of notes tendered and a consent payment of $20 per $1,000 principal amount of notes tendered. Holders who validly tender their notes after the Consent Payment Deadline and prior to the Expiration Time will receive only the tender offer consideration and will not receive the consent payment. No tenders will be valid if submitted after the Expiration Time. All payments will include accrued and unpaid interest on the principal amount tendered to, but not including, the payment date.

Holders who validly tender notes prior to the Consent Payment Deadline will, by tendering those notes, be consenting to the amendments to the indenture. Holders may not consent to the amendments without tendering their notes and may not revoke their consents without withdrawing the previously tendered notes to which the consents relate.

UHS may amend, extend or, subject to certain conditions, terminate the tender offer and the consent solicitation. The terms and conditions of the tender offer and the consent solicitation, including the conditions of UHS’ obligation to accept the notes tendered and pay the purchase price for them, are set forth in an Offer to Purchase and Consent Solicitation Statement dated September 24, 2003. This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the notes. That offer or solicitation will be made only by means of the Offer to Purchase and Consent Solicitation Statement.

UHS has retained Goldman, Sachs & Co. to act as the exclusive Dealer Manager and Solicitation Agent in connection with the tender offer and consent solicitation. Questions regarding the tender offer and consent solicitation and requests for documents may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or Global Bondholder Services Corporation, the Information Agent in connection with the tender offer and consent solicitation, at (866) 873-6300 (toll free).

The tender offer and consent solicitation are the first step in the proposed recapitalization that UHS announced on September 15. In addition to the tender offer and consent solicitation, the proposed recapitalization is expected to involve the infusion of additional equity financing from an existing investor, private equity fund manager J.W. Childs Associates, L.P., a new investor, The Halifax Group, L.L.C., and certain members of management; the repurchase of a portion of the company’s outstanding equity; a private offering of a new series of approximately $250 million of senior notes; and the negotiation of a new revolving secured credit facility. Each part of the recapitalization transaction is expected to be conditioned upon negotiation and completion of satisfactory agreements, final approvals and customary closing conditions.

UHS will be issuing the new equity and new senior notes in transactions that will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and those securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

Based in Bloomington, Minnesota, UHS is a leading, nationwide provider of medical equipment outsourcing and services to the health care industry, including national, regional and local acute care hospitals and alternate site providers, such as nursing homes and home care providers. We service customers across the spectrum of the equipment life cycle as a result of our position as the industry’s largest purchaser, outsourcer and reseller of movable medical equipment. Our diverse customer base includes more than 2,800 hospitals and approximately 3,100 alternate site providers. We also have extensive and long-standing relationships with over 300 major medical equipment manufacturers and the nation’s largest group purchasing organizations (“GPOs”) and integrated delivery networks. Our service offerings fall into three general categories: Medical Equipment Outsourcing, Technical and Professional Services, and Medical Equipment Sales, Remarketing and Disposables.

Universal Hospital Services, Inc.

3800 W. 80th Street, Suite 1250

Bloomington, MN 55431-4442

952-893-3200

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: We believe statements in this release looking forward in time involve risks and uncertainties. The following factors, among others, could adversely affect our business, operations and financial condition causing our actual results to differ materially from those expressed in any forward-looking statements: the Company’s history of net losses and substantial interest expense since its 1998 recapitalization; the Company’s need for substantial cash to operate and expand its business as planned; the Company’s substantial outstanding debt and debt service obligations; restrictions imposed by the terms of the Company’s debt; the Company’s ability to effect change in the manner in which healthcare providers traditionally procure medical equipment; the Company’s relationships with certain key suppliers and any adverse developments concerning these suppliers; the absence of long-term commitments with customers; the Company’s ability to renew contracts with group purchasing organizations; the write-off or acceleration of the amortization of goodwill; the Company’s ability to acquire adequate insurance to cover claims; the fluctuation in our quarterly operating results; adverse regulatory developments affecting, among other things, the ability of our customers to obtain reimbursement of payments made to the Company; changes and trends in customer preferences, including increased purchasing of movable medical equipment; difficulties or delays in our continued expansion into certain markets and developments of new markets; additional credit risks in increasing business with home care providers and nursing homes; consolidations in the healthcare industry; unanticipated costs or difficulties or delays in implementing the components of our strategy and plan and possible adverse consequences relating to our ability to successfully integrate recent acquisitions; effect of and changes in economic conditions, including inflation and monetary conditions; actions by competitors; and the availability of and ability to retain qualified personnel. These and other risk factors are detailed in the Company’s Securities and Exchange Commission filings.